MARTIN MARIETTA REPORTS

FOURTH-QUARTER AND FULL-YEAR 2024 RESULTS

Earnings Growth and Margin Expansion Resumed in the Fourth Quarter

Achieved Full-Year Records for Aggregates Revenues,

Gross Profit and Unit Profitability

Completed Aggregates Bolt-Ons in Florida, Southern California and Texas in the Fourth Quarter

RALEIGH, N.C. (February 12, 2025) – Martin Marietta Materials, Inc. (NYSE: MLM) (“Martin Marietta” or the “Company”), a leading national supplier of aggregates and heavy building materials, today reported results for the fourth quarter and year ended December 31, 2024.

Fourth-Quarter and Full-Year Highlights

(Financial highlights are for continuing operations)

	Quarter Ended December 31,			Year Ended December 31,
(in millions, unless otherwise noted)	2024	2023	% Change	2024	2023	% Change
Revenues[1]	$1,632	$1,608	1%	$6,536	$6,777	(4)%
Gross profit[2]	$489	$484	1%	$1,878	$2,023	(7)%
Earnings from operations[3]	$399	$370	8%	$2,707	$1,596	70%
Net earnings from continuing operations attributable to Martin Marietta[3]	$294	$288	2%	$1,995	$1,199	66%
Adjusted EBITDA[4]	$545	$503	8%	$2,066	$2,128	(3)%
Earnings per diluted share from continuing operations[3]	$4.79	$4.63	3%	$32.41	$19.32	68%
Aggregates product line:
Shipments (tons)	47.9	46.6	3%	191.1	198.8	(4)%
Average selling price per ton	$21.95	$20.22	9%	$21.80	$19.84	10%
Gross profit per ton[2]	$7.92	$7.04	12%	$7.58	$6.93	9%

1
Revenues include the sales of products and services to customers (net of any discounts or allowances) and freight revenues.
2
Year ended December 31, 2024, gross profit and aggregates gross profit per ton include $20 million, or $0.10 per ton, negative impact of selling acquired inventory after its markup to fair value as part of acquisition accounting.
3
Year ended December 31, 2024, earnings from operations, net earnings from continuing operations attributable to Martin Marietta and earnings per diluted share from continuing operations include $1.2 billion, $0.9 billion and $14.49 per diluted share, respectively, for a nonrecurring gain on divestiture, partially offset by acquisition, divestiture and integration expenses, the impact of selling acquired inventory after markup to fair value as part of acquisition accounting and a noncash asset and portfolio rationalization charge.
4
Earnings from continuing operations before interest; income taxes; depreciation, depletion and amortization expense; the earnings/loss from nonconsolidated equity affiliates; acquisition, divestiture and integration expenses and the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting subject to the limitations described below; nonrecurring gain on divestiture; and noncash asset and portfolio rationalization charge, or Adjusted EBITDA, is a non-GAAP financial measure. Effective January 1, 2024, transaction expenses and inventory acquisition accounting impacts are only excluded for transactions with at least $2 billion in consideration and transaction expenses expected to exceed $15 million. See Appendix to this earnings release for a reconciliation to net earnings from continuing operations attributable to Martin Marietta.

Ward Nye, Chair and CEO of Martin Marietta, stated, “In 2024, we faced several challenging dynamics beyond our control, including inclement weather, softening construction demand in both nonresidential and residential sectors, and tighter-than-expected monetary policy. Despite these headwinds, we remained steadfast in executing our strategic priorities and concluded the year with a return to earnings growth and margin expansion, resulting in record fourth quarter profits.

”The Company delivered our safest year on record, achieved nearly double-digit growth in unit margins, expanded Adjusted EBITDA margins and reshaped our portfolio. This was accomplished through approximately $6 billion in aggregates-led acquisitions and non-core asset divestitures. These portfolio-optimizing transactions created a more durable business, increased the gross profit contribution from our core aggregates product line, and enhanced our margin profile, all while maintaining a strong balance sheet for continued acquisitive growth.

"Looking ahead, the strategic actions we completed in 2024, combined with strong infrastructure and data center demand, should more than offset ongoing softness in residential construction demand. Consequently, we are confident in achieving the midpoint of our 2025 full year Adjusted EBITDA guidance of $2.25 billion, a 9% improvement compared to the prior year."

Mr. Nye concluded, "Our long history of successfully identifying, executing and integrating operations into our business, while managing controllable factors and navigating economic cycles, gives us great confidence in our ability to continue delivering industry-leading safety, operational and financial performance. Martin Marietta's dedicated employees remain committed stewards of our shareholders' investment, working together to build and maintain the safest, best-performing, aggregates-led public company. We are positioned to generate sustainable earnings growth and superior shareholder value for years to come."

Fourth-Quarter Financial and Operating Results

(All financial and operating results are for continuing operations and comparisons are versus the prior-year fourth quarter, unless otherwise noted)

Building Materials Business

The Building Materials business achieved revenues of $1.6 billion and gross profit of $472 million, both fourth-quarter records.

Aggregates

Fourth-quarter aggregates shipments increased 2.7 percent to 47.9 million tons, reflecting acquisition contributions that were partially offset by softer residential, warehouse and manufacturing demand. Average selling price (ASP) increased 8.6 percent to $21.95 per ton, or 7.6 percent on an organic mix-adjusted basis.

Aggregates gross profit increased 16 percent to $379 million due to contributions from acquired operations, organic pricing growth and lower diesel costs. Aggregates gross profit per ton increased 12 percent to $7.92 and gross margin improved 120 basis points to 33 percent, both fourth-quarter records.

Cement and Downstream Businesses

Cement and ready mixed concrete revenues decreased 24 percent to $261 million and gross profit decreased 36 percent to $68 million primarily due to the February 2024 divestiture of the South Texas cement plant and certain of its related ready mixed concrete operations.

Asphalt and paving revenues decreased 2 percent to $223 million, driven by slower market demand. Gross profit decreased 7 percent to $25 million due to lower revenues and higher aggregates costs partially offset by lower liquid asphalt costs.

Magnesia Specialties Business

Magnesia Specialties delivered revenues of $77 million, a fourth-quarter record, as strong lime and chemicals pricing more than offset lower shipments; gross profit decreased 3 percent to $22 million from unfavorable cost absorption on reduced production and higher supplies expense.

Portfolio Optimization

During the fourth quarter, the Company acquired aggregates-led, bolt-on assets in Southwest Florida, Southern California and West Texas.

Cash Generation, Capital Allocation and Liquidity

Cash provided by operating activities was $1.5 billion for both the year ended December 31, 2024 and 2023.

Cash provided by operating activities for the fourth quarter was $685 million, an increase of 23 percent compared with the prior-year quarter. This growth was primarily driven by improvements in working capital and deferred income tax payments due to disaster tax relief for North Carolina businesses affected by Hurricanes Debby and Helene.

Cash paid for property, plant and equipment additions for the year ended December 31, 2024, was $855 million, which included the purchase of aggregates reserves, land and processing plants in Southern California.

For the year ended December 31, 2024, the Company returned $639 million to shareholders through dividend payments and share repurchases. As of December 31, 2024, 11.9 million shares remained under the current repurchase authorization.

The Company had $670 million of cash and cash equivalents on hand and $1.2 billion of unused borrowing capacity on its existing credit facilities as of December 31, 2024.

Full-Year 2025 Guidance

2025 GUIDANCE
(Dollars in Millions)	Low *	High *
Consolidated
Total revenues	$6,830	$7,230
Interest expense	$220	$230
Estimated tax rate (excluding discrete events)	20.5%	21.5%
Net earnings from continuing operations attributable to Martin Marietta	$1,005	$1,175
Adjusted EBITDA[1]	$2,150	$2,350
Capital expenditures	$725	$775

Building Materials Business
Aggregates
Volume % growth[2]	2.5%	5.5%
ASP % growth[3]	5.5%	7.5%
Gross profit	$1,610	$1,710

Cement, Ready Mixed Concrete and Asphalt and Paving
Gross profit	$305	$385

Magnesia Specialties Business
Gross profit	$110	$120

* Guidance range represents the low end and high end of the respective line items provided above.

1
Adjusted EBITDA is a non-GAAP financial measure. See Appendix to this earnings release for a reconciliation to net earnings from continuing operations attributable to Martin Marietta.
2
Volume change is for total aggregates shipments, inclusive of internal tons, acquired operations and divestitures, and is in comparison to 2024 shipments of 191.1 million tons.
3
ASP change is for aggregates average selling price and is in comparison to 2024 ASP of $21.80 per ton.

Non-GAAP Financial Information

This earnings release contains financial measures that are not prepared in accordance with United States generally accepted accounting principles (GAAP). Reconciliations of these non-GAAP financial measures to the closest GAAP measures are provided in the Appendix of this earnings release. Management believes these non-GAAP measures are commonly used by investors to evaluate the Company’s performance. When read alongside the Company’s consolidated financial statements, they offer a useful tool for assessing the Company’s ongoing business, period-to-period performance, and anticipated performance. Additionally, these are among the factors the Company uses internally to evaluate its overall performance. Management acknowledges that many items impact reported results, and the adjustments in these non-GAAP measures are not intended to capture all such items. Furthermore, these non-GAAP measures may not be comparable to similarly titled measures used by other companies.

Conference Call Information

The Company will discuss its fourth-quarter and full-year 2024 earnings results on a conference call and an online webcast today (February 12, 2025). The live broadcast of the Martin Marietta conference call will begin at 10:00 a.m. Eastern Time and can be accessed at +1 (646) 307-1963 and using conference ID 1803722. Please call in at least 15 minutes in advance to ensure a timely connection. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Company’s website. Additionally, the Company has posted 2024 Supplemental Information on the Investors section of its website.

About Martin Marietta

Martin Marietta, a member of the S&P 500 Index, is an American-based company and a leading supplier of building materials, including aggregates, cement, ready mixed concrete and asphalt. Through a network of operations spanning 28 states, Canada and The Bahamas, dedicated Martin Marietta teams supply the resources necessary for building the solid foundations on which our communities thrive. Martin Marietta’s Magnesia Specialties business provides a full range of magnesium oxide, magnesium hydroxide and dolomitic lime products. For more information, visit www.martinmarietta.com or www.magnesiaspecialties.com.

Investor Contacts:

Jacklyn Rooker

Director, Investor Relations

+1 (919) 510-4736

Jacklyn.Rooker@martinmarietta.com

MLM-E.

If you are interested in Martin Marietta stock, management recommends that, at a minimum, you read the Company’s current annual report and Forms 10-K, 10-Q and 8-K reports to the Securities and Exchange Commission (SEC) over the past year. The Company’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Company’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Company’s Corporate Secretary, who will provide copies of such reports.

Investors are cautioned that all statements in this release that relate to the future involve risks and uncertainties and are based on assumptions that the Company believes in good faith are reasonable, but which may be materially different from actual results. These statements, which are forward-looking statements under the Private Securities Litigation Reform Act of 1995, provide the investor with the Company’s current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only to historical or current facts. They may use words such as “guidance”, “anticipate”, “may”, “expect”, “should”, “believe”, “will”, and other words of similar meaning in connection with future events or future operating or financial performance. Any, or all of, the Company’s forward-looking statements herein and in other publications may turn out to be wrong.

Fourth-quarter and full-year results and trends described in this release may not necessarily be indicative of the Company’s future performance. The Company’s outlook is subject to various risks and uncertainties and is based on assumptions that the Company believes in good faith are reasonable, but which may be materially different from actual results. Factors that the Company currently believes could cause actual results to differ materially from the forward-looking statements in this release (including the outlook and 2025 Guidance) include, but are not limited to: the ability of the Company to face challenges, including shipment declines resulting from economic and weather events beyond the Company’s control; a widespread decline in aggregates pricing, including a decline in aggregates shipment volume negatively affecting aggregates price; the history of both cement and ready mixed concrete being subject to significant changes in supply, demand and price fluctuations; the termination, capping and/or reduction or suspension of the federal and/or state fuel tax(es) or other revenue related to public construction; the impact of the new Administration on the amount available under and timing of federal and state infrastructure spending; the level and timing of federal, state or local transportation or infrastructure or public projects funding and any issues arising from such federal and state budgets, most particularly in Texas, North Carolina, Colorado, California, Georgia, Florida, Minnesota, Arizona, South Carolina and Iowa; the United States Congress' inability to reach agreement among themselves or with the Executive Branch on policy issues that impact the federal budget; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Company serves; a reduction in defense spending and the subsequent impact on construction activity on or near military bases; a decline in energy-related construction activity resulting from a sustained period of low global oil prices or changes in oil production patterns or capital spending in response to such a decline, particularly in Texas and West Virginia; sustained high mortgage rates and other factors that have resulted in a slowdown in private construction in some geographies; unfavorable weather conditions, particularly Atlantic Ocean, Pacific Ocean and Gulf of Mexico storm and hurricane activity, wildfires, the late start to spring or the early onset of winter and the impact of a drought, excessive rainfall or extreme temperatures in the markets served by the Company, any of which can significantly affect production schedules, volumes, product and/or geographic mix and profitability; the volatility of fuel costs and energy, particularly diesel fuel, electricity, natural gas and the impact on the cost, or the availability generally, of other consumables, namely steel, explosives, tires and conveyor belts, and with respect to the Company’s Magnesia Specialties business, natural gas; continued increases in the cost of other repair and supply parts; construction labor shortages and/or supply‐chain challenges; unexpected equipment failures, unscheduled maintenance, industrial accident or other prolonged and/or significant disruption to production facilities; the resiliency and potential declines of the Company’s various construction end-use markets; the potential negative impacts of outbreak of disease, epidemic or pandemic, or similar public health threat, or fear of such event, and its related economic or societal response, including any impact on the Company's suppliers, customers or other business partners as well as on its employees; the performance of the United States economy; governmental regulation, including environmental laws and climate change regulations including at the state levels; transportation availability or a sustained reduction in capital investment by the railroads, notably the availability of railcars, locomotive power and the condition of rail infrastructure to move trains to supply the Company’s Texas, Southeast and Gulf Coast markets, including the movement of essential dolomitic lime for magnesia chemicals to the Company’s plant in Manistee, Michigan and its customers; increased transportation costs, including increases from higher or fluctuating passed-through energy costs or fuel surcharges, and other costs to comply with tightening regulations, as well as higher volumes of rail and water shipments; availability of trucks and licensed drivers for transport of the Company’s materials; availability and cost of construction equipment in the United States; weakening in the steel industry markets served by the Company’s dolomitic lime products; potential impact on costs, supply chain, oil and gas prices, or other matters relating to the war between Russia and Ukraine, the war in Israel and related conflict in the Middle East and the conflict between China and Taiwan; trade disputes with one or more nations impacting the U.S. economy, including the impact of tariffs on the steel industry; unplanned changes in costs or realignment of customers that introduce volatility to earnings, including that of the Magnesia Specialties business; proper functioning of information technology and automated operating systems to manage or support operations; inflation and its effect on both production and interest costs; the concentration of customers in construction markets and the increased risk of potential losses on customer receivables; the impact of the level of demand in the Company’s end-use markets, production levels and management of production costs on the operating leverage and therefore profitability of the Company; the possibility that the expected synergies from acquisitions will not be realized or will not be realized within the expected time period, including achieving anticipated profitability to maintain compliance with the Company’s leverage ratio debt covenant; the strategic benefits, outlook, performance and opportunities expected as a result of acquisitions and portfolio optimization will not be realized; changes in tax laws, the interpretation of such laws and/or administrative practices, including acquisitions or divestitures, that would increase the Company’s tax rate; violation of the Company’s debt covenant if price and/or volumes return to previous levels of instability; cybersecurity risks; downward pressure on the Company’s common stock price and its impact on goodwill impairment evaluations; the possibility of a reduction of the Company’s credit rating to non-investment grade; and other risk factors listed from time to time found in the Company’s filings with the SEC.

You should consider these forward-looking statements in light of risk factors discussed in Martin Marietta’s Annual Report on Form 10-K for the year ended December 31, 2023, and other periodic filings made with the SEC. All of the Company’s forward-looking statements should be considered in light of these factors. In addition, other risks and uncertainties not presently known to the Company or that it considers immaterial could affect the accuracy of its forward-looking statements, or adversely affect or be material to the Company. The Company assumes no obligation to update any such forward-looking statements.

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(in millions, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues	$1,632	$1,608	$6,536	$6,777
Cost of revenues	1,143	1,124	4,658	4,754
Gross Profit	489	484	1,878	2,023

Selling, general and administrative expenses	105	119	447	443
Acquisition, divestiture and integration expenses	5	8	50	12
Other operating income, net	(20)	(13)	(1,326)	(28)
Earnings from Operations	399	370	2,707	1,596

Interest expense	50	40	169	165
Other nonoperating income, net	(4)	(13)	(58)	(62)
Earnings from continuing operations before income tax expense	353	343	2,596	1,493
Income tax expense	59	55	600	293
Earnings from continuing operations	294	288	1,996	1,200
Loss from discontinued operations, net of income tax benefit	—	(5)	—	(30)
Consolidated net earnings	294	283	1,996	1,170
Less: Net earnings attributable to noncontrolling interests	—	—	1	1
Net Earnings Attributable to Martin Marietta	$294	$283	$1,995	$1,169

Net earnings (loss) per common share attributable to common shareholders:
Basic from continuing operations	$4.81	$4.65	$32.50	$19.38
Basic from discontinued operations	$—	$(0.08)	$—	$(0.50)
Basic	$4.81	$4.57	$32.50	$18.88

Diluted from continuing operations	$4.79	$4.63	$32.41	$19.32
Diluted from discontinued operations	$—	$(0.08)	$—	$(0.50)
Diluted	$4.79	$4.55	$32.41	$18.82

Weighted-average common shares outstanding:
Basic	61.1	61.8	61.4	61.9
Diluted	61.3	62.0	61.6	62.1

Dividends per common share	$0.79	$0.74	$3.06	$2.80

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Revenues:
East Group	$743	$684	$2,941	$2,763
West Group	812	848	3,275	3,699
Total Building Materials business	1,555	1,532	6,216	6,462
Magnesia Specialties	77	76	320	315
Total	$1,632	$1,608	$6,536	$6,777

Earnings (Loss) from operations:
East Group	$241	$225	$891	$857
West Group[1]	174	160	1,877	777
Total Building Materials business	415	385	2,768	1,634
Magnesia Specialties	16	15	90	76
Total reportable segments	431	400	2,858	1,710
Corporate	(32)	(30)	(151)	(114)
Consolidated earnings from operations	399	370	2,707	1,596
Interest expense	50	40	169	165
Other nonoperating income, net	(4)	(13)	(58)	(62)
Consolidated earnings from continuing operations before income tax expense	$353	$343	$2,596	$1,493

1
Earnings from operations for the West Group for the year ended 2024, included a $1.3 billion gain on the divestiture of the South Texas cement business and certain of its related ready mixed concrete operations, which was partially offset by a noncash asset and portfolio rationalization charge of $50 million.

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights (Continued)
(Dollars in millions)

	Three Months Ended				Year Ended
	December 31,				December 31,
	2024		2023		2024		2023
	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues	Amount	% of Revenues
Revenues:
Building Materials:
Aggregates	$1,137		$1,022		$4,514		$4,302
Cement and ready mixed concrete	261		343		1,083		1,518
Asphalt and paving	223		228		869		887
Less: Interproduct sales	(66)		(61)		(250)		(245)
Total Building Materials	1,555		1,532		6,216		6,462
Magnesia Specialties	77		76		320		315
Total	$1,632		$1,608		$6,536		$6,777

Gross profit (loss):
Building Materials:
Aggregates	$379	33%	$329	32%	$1,449	32%	$1,378	32%
Cement and ready mixed concrete	68	26%	105	31%	260	24%	436	29%
Asphalt and paving	25	11%	27	12%	101	12%	109	12%
Total Building Materials	472	30%	461	30%	1,810	29%	1,923	30%
Magnesia Specialties	22	29%	23	30%	107	33%	97	31%
Corporate	(5)	NM	—	NM	(39)	NM	3	NM
Total	$489	30%	$484	30%	$1,878	29%	$2,023	30%

Appendix

MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(in millions)

	December 31,	December 31,
	2024	2023
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents	$670	$1,272
Restricted cash	—	10
Accounts receivable, net	678	753
Inventories, net	1,115	989
Current assets held for sale	8	807
Other current assets	71	88
Property, plant and equipment, net	10,109	6,186
Intangible assets, net	4,497	4,087
Operating lease right-of-use assets, net	376	372
Other noncurrent assets	646	561
Total assets	$18,170	$15,125

LIABILITIES AND EQUITY
Current maturities of long-term debt	$125	$400
Other current liabilities	891	770
Long-term debt (excluding current maturities)	5,288	3,946
Other noncurrent liabilities	2,410	1,973
Total equity	9,456	8,036
Total liabilities and equity	$18,170	$15,125

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(in millions)
	Twelve Months Ended
	December 31,
	2024	2023
Cash Flows from Operating Activities:
Consolidated net earnings	$1,996	$1,170
Adjustments to reconcile consolidated net earnings to net cash provided by operating activities:
Depreciation, depletion and amortization	573	513
Stock-based compensation expense	58	50
Net gains on divestitures, sales of assets and extinguishment of debt	(1,369)	(2)
Deferred income taxes, net	(45)	(36)
Noncash portion of asset and portfolio rationalization charge	50	—
Other items, net	(15)	(16)
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	81	31
Inventories, net	(52)	(189)
Accounts payable	17	(17)
Other assets and liabilities, net	165	24
Net Cash Provided by Operating Activities	1,459	1,528

Cash Flows from Investing Activities:
Additions to property, plant and equipment	(855)	(650)
Acquisitions, net of cash acquired	(3,642)	—
Proceeds from divestitures and sales of assets	2,160	427
Proceeds from sale of restricted investments to discharge long-term debt	—	700
Investments in limited liability company	(117)	(27)
Other investing activities, net	10	9
Net Cash (Used for) Provided by Investing Activities	(2,444)	459

Cash Flows from Financing Activities:
Borrowings of long-term debt	2,758	—
Repayments of long-term debt	(1,690)	(700)
Payments on finance lease obligations	(20)	(17)
Dividends paid	(189)	(174)
Repurchases of common stock	(450)	(150)
Shares withheld for employees’ income tax obligations	(32)	(22)
Other financing activities, net	(4)	(1)
Net Cash Provided by (Used for) Financing Activities	373	(1,064)

Net (Decrease) Increase in Cash, Cash Equivalents and Restricted Cash	(612)	923
Cash, Cash Equivalents and Restricted Cash, beginning of year	1,282	359
Cash, Cash Equivalents and Restricted Cash, end of year	$670	$1,282

Appendix

MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
Shipments (in millions)
Aggregates tons	47.9	46.6	191.1	198.8
Cement tons	0.5	0.9	2.3	4.0
Ready mixed concrete cubic yards	1.2	1.5	5.0	6.5
Asphalt tons	2.2	2.4	8.8	9.4

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Earnings from continuing operations before interest; income taxes; depreciation, depletion and amortization expense; the earnings/loss from nonconsolidated equity affiliates; acquisition, divestiture and integration expenses and the impact of selling acquired inventory after its markup to fair value as part of acquisition accounting subject to the limitations described below; nonrecurring gain on divestiture; and noncash asset and portfolio rationalization charge (Adjusted EBITDA) is an indicator used by the Company and investors to evaluate the Company’s operating performance from period to period. Effective January 1, 2024, transaction expenses and inventory acquisition accounting impacts are only excluded for transactions with at least $2 billion in consideration and transaction expenses expected to exceed $15 million. Adjusted EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to earnings from operations, net earnings attributable to Martin Marietta or operating cash flow. For further information on Adjusted EBITDA, refer to the Company’s website at www.martinmarietta.com.

Reconciliation of Net Earnings from Continuing Operations Attributable to Martin Marietta to Adjusted EBITDA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(in millions)
Net earnings from continuing operations attributable to Martin Marietta	$294	$288	$1,995	$1,199
Add back:
Interest expense, net of interest income	43	26	128	119
Income tax expense for controlling interests	59	55	600	293
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	148	126	564	505
Acquisition, divestiture and integration expenses	1	8	40	12
Impact of selling acquired inventory after markup to fair value as part of acquisition accounting	—	—	20	—
Nonrecurring gain on divestiture	—	—	(1,331)	—
Noncash asset and portfolio rationalization charge	—	—	50	—
Adjusted EBITDA	$545	$503	$2,066	$2,128

Appendix

MARTIN MARIETTA MATERIALS, INC.

Non-GAAP Financial Measures

Reconciliation of the GAAP Measure to the 2025 Adjusted EBITDA Guidance

Mid-Point of Range
(in millions)
Net earnings from continuing operations attributable to Martin Marietta	$1,090
Add back:
Interest expense, net of interest income	225
Income tax expense for controlling interests	290
Depreciation, depletion and amortization expense and earnings/loss from nonconsolidated equity affiliates	645
Adjusted EBITDA	$2,250

Reconciliation of Average Selling Price to Mix-Adjusted Average Selling Price

Mix-adjusted average selling price (mix-adjusted ASP) is a non-GAAP measure that excludes the impact of period-over-period product, geographic and other mix on the average selling price. Mix-adjusted ASP is calculated by comparing current-period shipments to like-for-like shipments in the comparable prior period. Management uses this metric to evaluate the realization of pricing changes and believes this information is useful to investors. The following reconciles reported average selling price to mix-adjusted ASP and corresponding variances.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2024	2023	2024	2023
	(Dollars per ton)
Aggregates:
Reported average selling price	$21.95	$20.22	$21.80	$19.84
Adjustment for acquisitions	0.12	—	0.22	—
Organic average selling price	$22.07	$20.22	$22.02	$19.84
Adjustment for impact of product, geographic and other mix	(0.31)		(0.07)
Organic mix-adjusted ASP	$21.76		$21.95

Reported average selling price variance	8.6%		9.9%
Organic average selling price variance	9.1%		11.0%
Organic mix-adjusted ASP variance	7.6%		10.7%